Exhibit 10.4

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation: Non-employee directors shall receive the following remuneration:

Director’s Retainer (except Chairman)	$ 60,000
Committee Chair Retainer	$ 14,000
Chairman of the Board Retainer	$125,000
Restricted Stock Award Value	$ 60,000

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.